                                                                     EXHIBIT 21



SUBSIDIARIES OF THE REGISTRANT

CSI was organized in the State of Georgia and is doing business in various states under the name of CSI Brokerage Services, Inc.

CSMR was organized in the State of Florida and is doing business in various states under the name of CSMRI.







                                       1